EXHIBIT 3.1
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                Amended and Restated CERTIFICATE OF INCORPORATION
                                       OF
                             BSD Medical Corporation

         The undersigned, Hyrum A. Mead, hereby certifies that:

         A. He is the President of BSD Medical Corporation, a Delaware corporation (the "Corporation").

         B. The certificate of incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on July 3, 1986.

         C. The amendment and restatement set forth herein has been duly approved by the board of directors and the stockholders of the Corporation in accordance with the applicable provisions of Section 242 and 245 of the Delaware General Corporation Law.

         D. The text of the Corporation's certificate of incorporation is hereby amended and restated to read in its entirety as follows:

         1. Name. The name of the corporation is BSD Medical Corporation.

         2. Registered Office and Registered Agent. The registered office of the Corporation in Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. Capital Stock. The total number of shares that the Corporation is authorized to issue is 50,000,000, consisting of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The board of directors is hereby expressly granted the authority to issue the preferred stock from time to time in one or more classes or series and by resolution or resolutions to establish the number of shares to be included in each such class or series and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding.

         Each share of preferred stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to common stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of preferred stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

         5. Duration. The Corporation is to have perpetual existence.

         6. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

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         7. Meeting, Records, Ballots. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         8. Limitation of Directors' Liability, Indemnification. The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article 8. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person.

         9. Stockholder Written Consent and Special Meetings. No action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Unless otherwise required by law, special meetings of the stockholders of the corporation, for any purposes, may be called only by either
(i) the Board of Directors of the Company, (ii) the Chairman of the Board of Directors of the Company, if there be one, (iii) the Chief Executive Officer of the Company or (iv) the President of the Company. No amendment, alteration, change or repeal may be made to this Article 9 without the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation, voting together as a single class.

         10. Reservation of Rights. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's board of directors and stockholders in accordance with the applicable provisions of Section 242 and 245 of the Delaware General Corporation Law.

         Dated:  April 18, 2002.


                                         BSD MEDICAL CORPORATION


                                         By:  /s/ Hyrum A. Mead
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                                               Hyrum A. Mead
                                               President



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